AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of the 24th day of September, 2002 (the "Plan" or the "Agreement") by and between SYNOVUS FINANCIAL CORP. ("Synovus") and UNITED FINANCIAL HOLDINGS, INC. ("United").

                                    RECITALS:

          A. SYNOVUS. Synovus has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of June 30, 2002, Synovus had 600,000,000 authorized shares of common stock, par value $1.00 per share ("Synovus Common Stock"), of which 296,488,566 shares were outstanding on said date. All of the issued and outstanding shares of Synovus Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Synovus has 39 wholly-owned banking subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, a "Subsidiary") and other non-banking Subsidiaries as of the date hereof. Each subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

          B. UNITED. United has been duly incorporated and is an existing corporation in good standing under the laws of Florida, with its principal executive offices located in St. Petersburg, Florida. United has authorized: (1) 20,000,000 shares of common stock, par value $0.01 per share, of which 4,433,960 shares were issued and outstanding as of August 31, 2002 ("United Common Stock"); (2) 10,000,000 shares of preferred stock, par value $0.01 per share, of which 750,000 shares have been designated as Series One Preferred Stock, of which 366,475 shares of Series One Preferred Stock were issued and outstanding as of August 31, 2002; (3) 150,000 shares of 7% convertible preferred stock, par value $10.00 per share, of which 6,667 shares were issued and outstanding as of August 31, 2002; and (4) 70,000 shares of 6% convertible preferred stock, par value $10.00 per share, of which no shares were issued and outstanding as of August 31, 2002 (collectively, "United Capital Stock"). All of the issued and outstanding shares of United Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. United has two wholly-owned banking Subsidiaries and other non-banking Subsidiaries as of the date hereof. Each Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

          C. RIGHTS, ETC. Neither Synovus nor United has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock other than as described in filings made with the Securities and Exchange Commission ("SEC") by Synovus and United ("Public Filings") or except as otherwise disclosed in the Disclosure Schedule referred to in
     Article III below.

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          D. BOARD APPROVALS.  The respective Boards of Directors of Synovus and
     United have unanimously approved and adopted the Plan and have duly authorized its execution. In the case of United, the Board of Directors has unanimously voted to recommend to its stockholders that the Plan be approved.

          E. MATERIALITY. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to any party shall be deemed to be with respect to such party and its Subsidiaries taken as a whole.

          F. MATERIAL ADVERSE EFFECT. For purposes of this Plan, the capitalized term "Material Adverse Effect," as used in relation to a person, means an adverse effect on the business, results of operations or financial condition of that person or its Subsidiaries which is material to it and its Subsidiaries, taken as a whole, provided that "Material Adverse Effect" shall not include or be deemed to include: (1) the impact of changes which are made and become effective after the date of this Plan in banking or similar laws of general applicability or interpretations thereof by courts or governmental authorities; or (2) changes which are made and become effective after date of this Plan in generally accepted accounting principles applicable to banks and their holding companies.

     In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Synovus and United adopt the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                  I. THE MERGER

         (A)  STRUCTURE  OF THE  MERGER.  On the  Effective  Date (as defined in
Article VII), United will merge (the "Merger") with and into Synovus, with Synovus being the surviving corporation (the "Surviving Corporation") under the name Synovus Financial Corp. pursuant to the applicable provisions of the Georgia Business Corporation Code ("Georgia Act") and the Florida Business Corporation Act ("Florida Act"). On the Effective Date, the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of Synovus in effect immediately prior to the Effective Date.

         (B) EFFECT ON OUTSTANDING SHARES. Immediately prior to the Merger, except as to shares of United Capital Stock as to which dissenters' rights have been duly and validly exercised in accordance with the Florida Act: (1) each outstanding share of United Common Stock shall remain outstanding and unchanged;
(2) each outstanding share of $0.01 par value Series One Preferred Stock shall be converted on a one-for-one basis into a share of Common Stock of United; (3) each outstanding share of $10.00 par value 7% convertible preferred stock shall be converted into 8.43453 shares of Common Stock of United; (4) United shall issue 35,181 shares of Common Stock of United pursuant to Section VI of the Stock Purchase Agreement dated September 22, 2000, as amended by the Amended and Restated Fourth Amendment to Stock Purchase Agreement dated March 21, 2001 ("Incentive Shares"); and (5) United may, prior to the Effective Date, issue not more than 7,000 shares of $10.00 par value 7% convertible preferred stock for not less than $144.65 per share, each share of which shall be converted into
8.43453 shares of United Common Stock immediately prior to the Merger. The shares of United Common Stock described in clause (1) above, and the shares of Common Stock of United to be issued pursuant to clauses (2) through (5) above, are hereinafter collectively referred to as "United Stock."

                                     - 2 -


         Upon the Merger, subject to the other provisions of this Article I, each share of United Stock outstanding as to which a dissenter's right has not been duly and validly exercised, shall be converted into and exchangeable for the right to receive, at the election of the holder as provided in and subject to the provisions of Paragraph (C) of Article I below, either: (1) .7101 shares of Synovus Common Stock ("Per Share Stock Consideration"); (2) $17.15 in cash ("Per Share Cash Consideration"); or (3) a pro rated combination of the Per Share Stock Consideration and the Per Share Cash Consideration ("Per Share Combo Consideration") that does not exceed in combined total the Per Share Cash Consideration or Per Share Stock Consideration such shareholder would have received had either such election been made. Provided, however, that the aggregate Per Share Stock Consideration shall equal 2,274,473 shares of Synovus Common Stock, with such number to be adjusted as necessary to reflect the exercise of options to purchase United Common Stock between the date of this Agreement and the Effective Date and the conversion of not more than 7,000 shares of United's 7% preferred stock issued pursuant to clause (5) above ("Total Stock Consideration") and the aggregate Per Share Cash Consideration shall equal $28,967,000 ("Total Cash Consideration").

         No fractional shares of Synovus Common Stock shall be issued in connection with the Merger. Each holder of United Stock who would otherwise have been entitled to receive a fraction of a share of Synovus Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synovus Common Stock multiplied by the closing price per share of Synovus Common Stock on the New York Stock Exchange ("NYSE") on the last business day immediately preceding the Effective Date of the Merger.

         Each shareholder of United Capital Stock will be entitled to ten votes for each share of Synovus Common Stock to be received by him/her on the Effective Date pursuant to a set of resolutions adopted by the Board of Directors of Synovus on September 24, 2002 in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation, dated April 24, 1986. Synovus shall provide United with certified copies of such resolutions prior to the Effective Date.

         The  shares  of  the  Synovus  Common  Stock  issued  and   outstanding
immediately prior to the Effective Date shall remain outstanding and unchanged after the Merger.

         In the event that, subsequent to the date of this Plan but prior to the Effective Date, the outstanding shares of Synovus Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Synovus' capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration and the Per Share Cash Consideration so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.

         (C)      ELECTION PROCEDURES.

         (1) Synovus will use its commercially reasonable efforts to cause Mellon Investor Services LLC ("Exchange Agent") to mail an election form in such form as Synovus and United shall mutually agree ("Election Form") at least 20 days prior to the date of the United Shareholders' meeting called to approve the

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                  Merger ("United Shareholders'  Meeting") or on such other date as Synovus and United shall mutually agree ("Mailing Date") to each holder of record of United Capital Stock as of the record date for the United Shareholders' Meeting and to each person entitled to receive Incentive Shares. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of United Stock to elect to receive: (i) the Per Share Stock Consideration
                  ("Stock   Election   Shares");   (ii)  the  Per   Share   Cash
                  Consideration ("Cash Election Shares"); (iii) a Per Share Combo Consideration ("Combo Election Shares); or to make no election with respect to such holder's United Stock ("No Election Shares").

         (2) Any United Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. Eastern Time on the day of the United Shareholders' Meeting (or such other time and date as Synovus and United may mutually agree) (the "Election Deadline") shall be deemed to be "No Election Shares." Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the United Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Synovus nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

         (3) Within ten business days after the Election Deadline, unless the Effective Date has not yet occurred, in which case as soon thereafter as practicable, Synovus shall use commercially reasonable efforts to cause the Exchange Agent to effect the allocation among the holders of United Stock in accordance with the Election Forms as follows:

                  (i) If the aggregate cash amount that would be paid upon the conversion in the Merger of (a) the Cash Election Shares and (b) the Combo Election Shares would exceed the Total Cash Consideration then:

                           (a) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

                           (b) the number of Cash Election Shares and the Per Share Cash Consideration portion of the Combo Election Shares shall be automatically reduced on a pro rata basis to that number

                                     - 4 -


                                    of shares  (converting  the Per  Share  Cash
                                    Consideration  portion of the Combo Election
                                    Shares into the number of shares to which such consideration would apply) such that the aggregate cash amount that will be paid in the Merger equals as closely as possible the Total Cash Consideration;

                           (c) the Cash Election Shares and the portion of the Combo Shares represented by the amount elected to be received as Per Share Cash Consideration remaining after adjustment pursuant to subsection (i)(b) above shall be converted into the right to receive the Per Share Cash Consideration; and

                           (d) the United Stock that would have been Cash Election Shares or the Per Share Cash Election portion of the Combo Election Shares but for the adjustment pursuant to subsection (i)(b) above shall be converted into the right to receive the Per Share Stock Consideration.

                  (ii) If the aggregate number of shares of Synovus Common Stock to be issued upon the conversion in the Merger of (a) the Stock Election Shares and (b) the Combo
                           Election Shares would exceed the Total Stock Consideration then:

                           (a) all Cash Election Shares and No Election Shares shall be converted into the right to receive the Per Share Cash Consideration;

                           (b) the number of Stock Election Shares and the Per Share Stock Consideration portion of the Stock Election Shares shall be automatically reduced on a pro rata basis to that number of shares (converting the Per Share Stock Consideration Portion of the Combo Election Shares into the number of shares to which such consideration would apply) such that the aggregate number of shares of Synovus Common Stock to be issued in connection with the Merger equals as closely as possible the Total Stock Consideration;

                           (c) the Stock Election Shares and the portion of the Combo Shares represented by the amount elected to be received as Per Share Stock Consideration remaining after adjustment pursuant to subsection (ii)(b) above shall be converted into the right to receive the Per Share Stock Consideration; and



                                     - 5 -


                           (d) the United Stock that would have been Stock Election Shares or the Per Share Stock Consideration portion of the Combo Election Shares but for the adjustment pursuant to subsection (ii)(b) above shall be converted into the right to receive the Per Share Cash Consideration.

         (D) GENERAL PROCEDURES. Certificates which represent shares of United Stock that are outstanding on the Effective Date (each, a "Certificate") and are converted into shares of Synovus Common Stock or cash pursuant to the Plan shall, after the Effective Date, be deemed to represent shares of the Synovus Common Stock or cash into which such shares have become converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Synovus Common Stock or cash into which such shares have been converted.

         As promptly as practicable after the Effective Date, Synovus shall send to each holder of record of shares of United Stock outstanding on the Effective Date transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the Synovus Common Stock or cash into which such shares of the United Stock have been converted pursuant to the Plan. Upon surrender of a Certificate, duly endorsed as Synovus may require, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Paragraph (B) of Article I and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Date with respect to the Synovus Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers on the stock transfer books of United of shares of United Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If after the Effective Date, Certificates are presented for transfer to United, they shall be canceled and exchanged for the shares of Synovus Common Stock or cash deliverable in respect thereof as determined in accordance with the provisions of Paragraph (B) of Article I and in accordance with the procedures set forth in this Paragraph. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Paragraph B, to deliver to Synovus a bond in such sum as Synovus may direct as indemnity against any claim that may be made against the exchange agent, Synovus or United with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

         After the Effective Date, holders of United Stock shall cease to be, and shall have no rights as, stockholders of United, other than to receive shares of Synovus Common Stock or cash into which such shares have been converted, fractional share payments pursuant to the Plan and any dividends or distributions with respect to such shares of Synovus Common Stock. Until 60 days after the Effective Date, former shareholders of record of United shall be entitled to vote at any meeting of Synovus shareholders the number of shares of Synovus Common Stock into which their respective United Stock are converted regardless of whether such holders have exchanged their certificates pursuant to the Plan.


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         Notwithstanding the foregoing, neither Synovus nor United nor any other person shall be liable to any former holder of shares of United Stock for any amounts paid or property delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (D) OPTIONS. On the Effective Date, each option granted by United to purchase shares of United Common Stock (each a "United Stock Option"), whether vested or unvested, which is outstanding and unexercised immediately prior thereto, shall be assumed by Synovus and converted automatically into an option to purchase shares of Synovus Common Stock (each a "Synovus Stock Option") in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option):

                  (1) The number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of United Common Stock subject to the original option multiplied by the Per Share Stock Consideration provided that any fractional shares of Synovus Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

                  (2) The exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of United Common Stock under the original option divided by the Per Share Stock Consideration provided that such exercise price shall be rounded up to the nearest cent.

         The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

         Within thirty (30) days after the Effective Date, Synovus shall notify each holder of an option to purchase United Common Stock of the assumption of such options by Synovus and the revisions to the options shall be effected thereby. No payment shall be made for fractional interests. From and after the date hereof, no additional options to purchase United Common Stock shall be granted. Synovus shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Synovus Common Stock for delivery upon exercise of the Synovus Stock Options. As soon as practicable after the Effective Date, Synovus shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Synovus Common Stock subject to any Synovus Stock Options held by persons who are or were directors, officers or employees of United or its Subsidiaries and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Synovus Stock Options remain outstanding.

                           II. ACTIONS PENDING MERGER

         (A) United covenants to Synovus that United and its Subsidiaries shall conduct their business only in the ordinary course and shall not, without the prior written consent of Synovus, which consent will not be unreasonably withheld: (1) issue any options to purchase capital stock or issue any shares of capital stock, other than: (i) shares of United Common Stock issued in connection with the exercise of currently outstanding options to purchase shares of United Common Stock; (ii) issuances in connection with the conversion of any

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presently  outstanding  convertible  security  of  United;  and (iii)  issuances pursuant to Article I(B) of this Agreement; (2) declare, set aside, or pay any dividend or distribution with respect to the Capital Stock of United other than normal and customary quarterly cash dividends in accordance with past practices;
(3) directly or indirectly redeem, purchase or otherwise acquire any Capital Stock of United or its Subsidiaries, other than any purchases undertaken by the United Financial Holdings, Inc. Employee Stock Ownership Plan and Trust ("ESOP"); (4) effect a split or reclassification of the capital stock of United or its Subsidiaries or a recapitalization of United or its Subsidiaries; (5) amend the articles of incorporation, charter or bylaws of United or its Subsidiaries; (6) grant any increase in the salaries payable or to become payable by United or its Subsidiaries to any employee other than normal, annual salary increases to be made with regard to the employees of United or its Subsidiaries; (7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of United or its Subsidiaries, except to the extent such changes are required by applicable laws or regulations; (8) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of United or its Subsidiaries or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act"), other than in the ordinary course of their business; (9) incur or assume any liabilities, other than in the ordinary course of their business; (10) dispose of any of their assets or properties, other than portfolio investments in Nexity, Directed Capital and Dental Care Alliance, other than in the ordinary course of their business; (11) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or its Subsidiaries with any corporation or other entity other than as provided by this Agreement, or subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and United shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); (12) take any other action or permit its Subsidiaries to take any action not in the ordinary course of business of it and its Subsidiaries; or (13) directly or indirectly agree to take any of the foregoing actions.

         (B) Synovus covenants to United that without the prior written consent of United, which consent will not be unreasonably withheld, Synovus will not take any action that would: (a) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby; or (b) adversely affect its ability to perform its covenants and agreements on a timely basis under this Plan.

                       III. REPRESENTATIONS AND WARRANTIES

         Synovus hereby represents and warrants to United, and United represents and warrants to Synovus, that, except as previously disclosed in the Synovus and United Disclosure Schedules, of even date herewith executed and delivered to the other party:

         (A) the representations set forth in Recitals A through D of the Plan with respect to it are true and correct and constitute representations and warranties for the purpose of Article V hereof;

         (B) the outstanding shares of capital stock of it and its Subsidiaries are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. ?55 in the case of a national bank subsidiary) non-assessable, and subject to no preemptive rights of current or past shareholders;

         (C) each of it and its Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which, either individually or in the aggregate, will not as a whole have a Material Adverse Effect) where such qualification is required to carry on its business as it is now being conducted, to own all its material properties and assets, and has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

         (D) the shares of capital stock of each of its Subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer;

         (E) subject, in the case of United, to the receipt of any required shareholder approval of this Plan, the Plan has been authorized by all necessary corporate action of it and, subject to the receipt of all required shareholder, lender, governmental, and regulatory consents, approvals, and authorizations, and the filing of all required governmental filings and notices, including compliance with applicable banking, trust company, bank holding company, and securities laws, and the requirements of NASDAQ or other self-regulatory authority, and the Registration Statement becoming effective, is a legal, valid and binding agreement of it enforceable against it in accordance with its terms;

         (F) subject to the receipt of all required shareholder, lender, governmental, and regulatory consents, approvals, and authorizations, and the filing of all required governmental filings and notices, including compliance with applicable banking, trust company, bank holding company, and securities laws, and the requirements of NASDAQ or other self-regulatory authority, and the Registration Statement becoming effective, the execution, delivery and performance of the Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its Subsidiaries or to which it or its Subsidiaries (or any of their respective properties) is subject which breach, violation or default would have a Material Adverse Effect, or enable any private person to enjoin any of the transactions contemplated hereby; or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of it or any of its Subsidiaries other than any consent, approval authorization or filing the absence of which will not have a Material Adverse Effect. Any consent, approval or authorization required by it in connection with the consummation of the transactions contemplated by this Plan that are not set forth in Paragraph (A) of Article V has been set forth in the Synovus or United Disclosure Schedule, as applicable;

         (G) since December 31, 2000, United and Synovus have filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder (the "SEC Reports,") each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirement of the Securities Act of 1933, as amended ("Securities Act"), the Exchange Act and the applicable rules and regulations thereunder. As of their respective dates, none of the SEC Reports, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities (contingent or otherwise) except as disclosed in the SEC Reports. For purposes of this paragraph, material shall have the meaning as defined under the Securities Act, the Exchange Act and the rules promulgated thereunder;

         (H) it has no material liabilities and obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or reserved against in its audited financial statements as of December 31, 2001 or disclosed in the notes thereto;

         (I) there has not been the occurrence of one or more events, conditions, actions or states of facts which, either individually or in the aggregate, have caused a Material Adverse Effect with respect to it since December 31, 2001;

         (J) all material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and to the best of its knowledge, all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Deferred taxes have been provided for in its financial statements in accordance with generally accepted accounting principles applied on a consistent basis. To the best of its knowledge, it is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

         (K)(1) no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its Subsidiaries, which is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated; and (2) neither it nor any of its Subsidiaries is subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which could reasonably be expected to have a Material Adverse Effect;

         (L) neither it nor its Subsidiaries are in default in any material respect under any material contract (as defined in Item 601(b)(10) of Regulation S-K) and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default;

         (M) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its Subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under
Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; to the actual knowledge of its executive officers, there are no pending or anticipated material claims against or otherwise involving any of its employee benefit plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of activities of such plans) has been brought against or with respect to any such plan, except for any of the foregoing which would not have a Material Adverse Effect; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been
                                     - 11 -


waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; it and its Subsidiaries have not contributed to a "multi-employer plan", as defined in Section 3(37) of ERISA; and it and its Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;

         (N) each of it and its Subsidiaries has good and marketable title to its respective properties and assets, tangible or intangible (other than property as to which it is lessee), except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

         (O) it knows of no reason why the regulatory approvals referred to in Paragraphs (A)(2) and (A)(3) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraphs (A)(2) and (A)(3) and it has taken no action or agreed to take any action that is reasonably likely to prevent the Merger from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

         (P) its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2001 was, and its reserve for possible loan and lease losses as shown in all Quarterly Reports on Form 10-Q or on Form 10-QSB, applicable, filed prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

         (Q) it and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;

         (R) in the case of Synovus, the shares of capital stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights of any current or past shareholders;

         (S) neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened;

         (T) other than services provided by Brown, Burke Capital Partners, L.L.C., which has been retained by United and the arrangements with which, including fees, have been disclosed to Synovus prior to the date hereof, neither it nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with the Plan or the transactions contemplated hereby;

         (U) the information to be supplied by it for inclusion in: (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by Synovus for the purpose of, among other things, registering the Synovus Common Stock to be issued to the shareholders of United in the Merger (the "Registration Statement"); or (2) the proxy statement to be filed with the SEC under the Exchange Act and distributed in connection with United's meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

         (V) for purposes of this section, the following terms shall have the indicated meaning:

         "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "Hazardous Substance" means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

         "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by Synovus or United as applicable, or any of their respective Subsidiaries.

                  (1) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the actual knowledge of its executive officers, threatened against it and its Subsidiaries relating to the Loan Portfolio Properties and Other Properties Owned by it or its Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor, in the actual knowledge of its executive officers and the executive officers of its Subsidiaries, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings, except such which will not have, or result in, a Material Adverse Effect; and

         (W) in the case of United, all securities issued by it (or any other person), convertible into United Common Stock shall, as a result and upon consummation of the Merger, be convertible only into Synovus Common Stock.

                                  IV. COVENANTS

         Synovus hereby covenants to United, and United hereby covenants to Synovus, that:

         (A) it shall take or cause to be taken all action necessary or desirable under the Plan on its part as promptly as commercially practicable, including the filing of all necessary applications, notices and the Registration Statement, so as to permit the consummation of the transactions contemplated by the Plan at the earliest possible date and cooperate fully with the other party hereto to that end;

         (B) in the case of United, it shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Plan as soon as is reasonably practicable; (2) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws; (3) recommend to its shareholders that they approve the Plan (unless it has been advised in writing by its counsel that to do so would constitute a breach of the fiduciary or legal duties of its Board of Directors); and (4) cooperate and consult with Synovus with respect to each of the foregoing matters;

         (C) it will  cooperate  in the  preparation  and  filing  of the  Proxy
Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;

         (D) Synovus will advise United, promptly after Synovus receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Synovus Common Stock issuable pursuant to the Plan for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

         (E) in the case of Synovus, it shall take all actions to obtain, prior to the effective date of the Registration Statement, all applicable state securities law or "Blue Sky" permits, approvals, qualifications or exemptions for the Synovus shares to be issued pursuant to this Plan;

         (F) subject to its disclosure obligations imposed by law or regulatory authority, unless reviewed and agreed to by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided however, that nothing in this Paragraph (F) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law;

         (G) from and subsequent to the date hereof, it will: (1) give to the other party hereto and its respective counsel and accountants reasonable access to its premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct its respective counsel and accountants to cooperate with the other party hereto and with its respective counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan;

         (H) it shall notify the other party hereto as promptly as practicable of: (1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence, or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; and (3) any material adverse change in its financial condition, results of operations or business; and (4) it shall use its best efforts to prevent or remedy the same;

         (I) it shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of Synovus, submission of applications for approval of the Plan and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the "Board of Governors") in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), the Georgia Department of Banking and Finance ("Georgia Department") and the Florida Department of Banking and Finance ("Florida Department"), and to such other regulatory agencies as required by law;

         (J) it will use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

         (K) Synovus shall use its best efforts to cause the shares of Synovus Common Stock to be issued pursuant to the terms of this Plan to be approved for listing on the NYSE, and each such share shall be entitled to ten votes per share in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation dated April 24, 1986;

         (L) following the Effective Date, Synovus shall continue to provide generally to officers and employees of United and its Subsidiaries employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements (collectively, "Employee Benefits"), on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by United and its Subsidiaries. As soon as administratively and financially practicable following the Effective Date, Synovus shall provide generally to officers and employees of United and its Subsidiaries Employee Benefits which, when taken as a whole, are substantially similar to those provided from time to time by Synovus and its Subsidiaries to their similarly situated officers and employees. With respect to Employee Benefits maintained by Synovus in which United participates after the Effective Date, Synovus agrees: (1) to treat service by United employees prior to the Effective Date as service with Synovus for eligibility and vesting purposes only; and (2) to waive pre-existing condition limitations, if any, as would otherwise be applied to participating employees of United upon the implementation of such Employee Benefits constituting "group health plans" within the meaning of Section 5000(b)(i) of the Code;

         (M) it shall promptly furnish the other party with copies of all documents filed prior to the Effective Date with the SEC and all documents filed with other governmental or regulatory agencies or bodies in connection with the Merger;

         (N) United shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) to deliver to Synovus as soon as practicable after the date hereof, but in no event after the date of the United shareholders' meeting called to approve the Merger, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of United Capital Stock held by such "affiliate" except as contemplated by this Agreement, and will not sell pledge, transfer or otherwise dispose of the shares of Synovus Common Stock to be received by such "affiliate" in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. The certificates of Synovus Common Stock issued to affiliates of United will bear an appropriate legend reflecting the foregoing;

         (O) it will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;

         (P) in the case of Synovus, it shall take no action which would cause the shareholders of United to recognize gain or loss as a result of the Merger to the extent such shareholders would not otherwise recognize gain or loss as described in Paragraph (A)(8) of Article V;

         (Q) United shall coordinate with Synovus the declaration of any dividends in respect of United Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of United Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of United Common Stock and any shares of Synovus Common Stock any such holder receives in exchange therefor in the Merger;

         (R) United will, within 30 days after the date hereof, engage a firm satisfactory to Synovus to conduct: (a) a phase one environmental assessment of the financial services facilities currently owned by United upon which United is conducting a financial services business, which assessment shall meet the standards of ASTM E 1527-97 and shall include at a minimum a site history, on-site inspection, asbestos report, evaluation of surrounding properties and soil tests in the event any underground storage tanks are discovered; and (b) a transaction screen that meets the standards of ASTM E 1528 for the properties that United leases, and in addition, United agrees to conduct a phase one assessment of the leased properties if, in Synovus' reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties. Synovus has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Law. Delivery of the phase one assessments and transaction screens satisfactory to Synovus is an express condition precedent to the consummation of the Merger. Within 15 days after receipt of these reports, Synovus shall notify United in writing whether or not, in the reasonable judgment of Synovus, the results of such reports will have a Material Adverse Effect on United. In the event that Synovus determines, in its reasonable judgment, that the results of such reports will have a Material Adverse Effect on United, such written notification shall include a statement by Synovus regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that Synovus has given United good and valuable consideration for its agreement to obtain and pay the cost of such inspection and testing, and Synovus shall be entitled to rely on same;

         (S) prior to the Effective Date, United shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors' and officers' liability insurance policy maintained by United to provide for continued coverage of such insurance for a period of four years following the Effective Date with respect to matters occurring prior to the Effective Date;

         (T)(1) in the case of Synovus, subject to the conditions set forth in Paragraph (2) below, with respect to claims made prior to four years after the Effective Date, Synovus shall indemnify, defend and hold harmless each person entitled to indemnification from United and its Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under Florida law and by United's and its Subsidiaries' Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by Synovus is required to effectuate any indemnification, Synovus shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Synovus and the Indemnified Party.

              (2) Any Indemnified Party wishing to claim  indemnification  under
Paragraph (T)(1) upon learning of any such liability or litigation, shall promptly notify Synovus thereof. In the event of any such litigation (whether arising before or after the Effective Date), (a) Synovus shall have the right to assume the defense thereof, and Synovus shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Synovus elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Synovus and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Synovus shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Synovus shall be obligated pursuant to this Paragraph (2) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless, in the written opinion of counsel for the Indemnified Parties, there exist conflicts of interest which would prevent the same counsel from representing all Indemnified Parties, (b) the Indemnified Parties will cooperate in the defense of any such litigation, and (c) Synovus shall not be liable for any settlement effected without its prior written consent; and provided further, that Synovus shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law;

         (U) prior to the Effective Date, United will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law;

         (V) at the request of Synovus, United, United Bank and Trust Company and United Bank of the Gulf Coast shall immediately prior to the Effective Date establish and take such reserves and accruals as Synovus reasonably shall request to conform United Bank and Trust Company and United Bank of the Gulf Coast's loan, accrual, reserve and other accounting policies to the policies of Synovus, provided however, such requested conforming adjustment shall not be taken into account in determining whether an event or events have had a Material Adverse Effect on United;

         (W)  in  the  case  of  United,  it  shall  dispose  of  its  portfolio
investments   in  Directed   Capital  and  Dental  Care  Alliance  and  use  its
commercially reasonable best efforts to dispose of its portfolio investment in Nexity; and

         (X) in the case of United, it shall take all actions necessary to fix the variable pool dollar amount of cash to be awarded under United's Stock Option and Incentive Compensation Plan between the date hereof and the Effective Date at $3,033,000.

                          V. CONDITIONS TO CONSUMMATION

         (A) The respective obligations of Synovus and of United to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following conditions:

                  (1) the Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of United in accordance with applicable law and United shall have furnished to Synovus certified copies of resolutions duly adopted by United's shareholders evidencing the same;

                  (2) the procurement by Synovus and United of approval of the Plan and the transactions contemplated hereby by the Board of Governors, the Georgia Department and by the Florida Department;

                  (3) procurement of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Plan; provided, however, that no approval or consent in Paragraphs (A)(2) and
(A)(3) of this Article V shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent which do not have a Material Adverse Effect) which would have such a Material Adverse Effect on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or United;

                  (4) the satisfaction of all other statutory or regulatory requirements, including the requirements of NASDAQ, NYSE or other self regulatory organizations, which are necessary to the consummation of the transactions contemplated by the Plan;

                  (5) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

                  (6) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state governmental, regulatory or administrative agency or commission restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

                  (7) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Synovus shall have received all state securities law and "Blue Sky" permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated hereby;

                  (8) each party shall have received an opinion ("Tax Opinion") from KPMG LLP, certified public accountants ("KPMG"), updated as of the Effective Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that, accordingly: (i) no gain or loss will be recognized by Synovus or United for federal, Florida and Georgia income tax purposes as a result of the Merger; (ii) no gain or loss will be recognized for federal or Georgia income tax purposes by the shareholders of United who exchange their shares of United Common Stock (including shares of convertible preferred stock which shall be converted into shares of United Common Stock on the Effective
Date)  solely for shares of Synovus  Common  Stock  pursuant to the Merger;  and
(iii) no gain or loss will be recognized for federal income tax purposes by the holders of the United Stock Options upon exchange for Synovus Stock Options upon the Merger, and the Synovus Stock Options issued in exchange for United Stock Options which qualify as incentive stock options under section 422 of the Code, will, as exchanged for Synovus Stock Options, continue to qualify as incentive stock options for purposes of section 422 of the Code and the Merger transaction and issuance of the Synovus Stock Options in exchange will not constitute a disposition or the granting of a new incentive stock option for purposes of section 422 of the Code;

                  (9) each party shall have delivered to the other party a certificate, dated as of the Effective Date, signed by its Chief Executive Officer and its Chief Financial Officer, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such party, presented to

KPMG in delivering the Tax Opinion, were at the date of such presentation true, correct and complete. Each party shall have received a copy of the Tax Opinion referred to in Paragraph (A)(8) of this Article V;

                  (10) Synovus shall have assumed all obligations of United under the Indenture (the "Indenture"), dated as of December 16, 1998, entered into between United, as the Company, and Wilmington Trust Company, a Delaware banking corporation, as Trustee, as provided for in Section 12.1 Article XII, and other applicable provisions of the Indenture, and shall have executed and delivered a supplemental indenture in form satisfactory to the Trustee as provided for in Article XII of the Indenture; and

                  (11) Synovus shall have assumed all obligations of United under the Indenture (the "Second Indenture"), dated as of December 18, 2001, entered into between United, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee, as provided for in Section 3.7, Article XI, and other applicable provisions of the Second Indenture, and shall have executed and delivered a supplemental indenture in form satisfactory to the Trustee as provided for in Article XI of the Second Indenture.

         (B) The obligation of Synovus to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

                  (1) each of the representations, warranties and covenants contained herein of United shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Synovus shall have received a certificate signed by the Chief Executive Officer of United, dated the Effective Date, to such effect;

                  (2) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either United or its Subsidiaries: (i) which, in the reasonable judgment of Synovus, would have a Material Adverse Effect on, or which may be foreseen to have Material Adverse Effect on, either United or the consummation of the transactions contemplated by this Agreement; (ii) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; or (iii) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

                  (3) Synovus shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of United which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on United;

                  (4) Neil W. Savage shall have entered into an employment agreement with Synovus as proposed by Synovus and approved by Mr. Savage on September 24, 2002, which will become effective as of the Effective Date;

                  (5) on the Effective Date, United Bank and Trust Company and United Bank of the Gulf Coast will have a CAMEL rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;
                                     - 20 -


                  (6) on the Effective Date, United will have a loan loss reserve of at least 1.50% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

                  (7) the results of any regulatory exam of United and its Subsidiaries occurring between the date hereof and the Effective Date shall be satisfactory in Synovus' reasonable judgment;

                  (8) United shall have delivered to Synovus the environ-mental reports referenced in Paragraph (R) of Article IV;

                  (9) each of the officers and directors of United shall have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against United other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer;

                  (10) there shall have been no determination by Synovus that any fact, event or condition exists or has occurred that, in the reasonable judgment of Synovus, would render the Merger impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the NYSE or other national securities exchange;

                  (11) United shall have disposed of its portfolio investments in Nexity, Directed Capital and Dental Care Alliance; and

                  (12) The amount  paid by  Synovus as Total Cash  Consideration and the value of dissenters' rights (measured by the Per Share Cash Consideration and the Per Share Stock Consideration attributable to shares subject to dissenters' rights) for which notice has been duly given in accordance with the Florida Act shall not in total exceed 49% of the value of the Total Cash Consideration and the Total Stock Consideration.

         (C) The obligation of United to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

                  (1) each of the representations, warranties and covenants contained herein of Synovus shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and United shall have received a certificate signed by the Chief Executive Officer of Synovus, dated the Effective Date, to such effect;

                  (2) the listing for trading of the shares of Synovus Common Stock which shall be issued pursuant to the terms of this Plan on the NYSE shall have been approved by the NYSE subject to official notice of issuance and the Board of Directors of Synovus shall have adopted resolutions granting shareholders of United Capital Stock ten votes per share;

                  (3) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its Subsidiaries: (a) which, in the reasonable judgment of United, would have a Material Adverse Effect on, or which may be foreseen to have a Material Effect on, either Synovus or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by the Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

                  (4) United shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of United, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of United, has or will have a Material Adverse Effect on Synovus;

                  (5) United shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that Synovus is duly organized, validly existing and in good standing, the Plan has been duly and validly authorized by all necessary corporate action on the part of Synovus, has been duly and validly executed and delivered by Synovus, is the valid and binding obligation of Synovus, enforceable in accordance with its terms except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and that the shares of Synovus Common Stock to be issued in the Merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights of any current or past shareholders;

                  (6) United shall have received from Brown, Burke Capital Partners, L.L.C. a letter to the effect that, in the opinion of such firm, the Per Share Cash Consideration and the Per Share Stock Consideration is fair, from a financial point of view, to the holders of United Capital Stock;

                  (7) there shall have been no determination by United that any fact, event or condition exists or has occurred that, in the reasonable judgment of United, would render the Merger impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on Nasdaq, the NYSE or other national securities exchange;

                  (8) Neil W. Savage shall have entered into an employment agreement with Synovus as proposed by Synovus and approved by Neil W. Savage on September 24, 2002, which will become effective as of the Effective Date; provided however, the refusal of Neil W. Savage to enter into such an agreement as of the Effective Date when tendered by Synovus at the closing shall void this condition; and

                  (9) Synovus shall not have: (i) amended its articles of incorporation, bylaws or other governing documents in any manner so as to create a class of preferred shares of stock or securities convertible into stock that is superior in liquidation, voting, dividends, or other preference rights to the Synovus Common Stock; or (ii) declared or paid any extra-ordinary or liquidating dividend.

                                 VI. TERMINATION

         (A) The Plan may be terminated prior to the Effective Date, either before or after its approval by the stockholders of United:

                  (1) by the mutual consent of Synovus and United, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

                  (2) by Synovus or United if consummation of the Merger does not occur by reason of the failure of any of the conditions precedent set forth in Article V hereof unless the failure to meet such condition precedent is due to a breach of the Plan by the party seeking to terminate;

                  (3) by Synovus or United if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by January 31, 2003 unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate;

                  (4) by United, if the closing price of Synovus Common Stock on the NYSE is below $19.00 per share on any date beginning on the date of this Agreement and ending five business days prior to the Effective Date. In the event the closing price of Synovus Common Stock is less than $19.00 per share prior to the United Shareholders' Meeting, United shall notify Synovus as soon as practicable as to whether it has determined to terminate this Agreement. In the event the closing price of Synovus Common Stock is less than $19.00 per share subsequent to the United Shareholders' Meeting, United shall have five business days from such date in which to make a determination to terminate this Agreement. In the event United does not terminate this Agreement within five business days, United shall no longer have the right to terminate this Agreement pursuant to this provision; and

                  (5) by Synovus, if the closing price of Synovus Common Stock on the NYSE is above $29.00 per share on any date beginning on the date of this Agreement and ending five business days prior to the Effective Date. In the event the closing price of Synovus Common Stock is more than $29.00 per share prior to the United Shareholders' Meeting, Synovus shall notify United as soon as practicable as to whether it has determined to terminate this Agreement. In the event the closing price of Synovus Common Stock is more than $29.00 per share subsequent to the United Shareholders' Meeting, Synovus shall have five business days from such date in which to make a determination to terminate this Agreement. In the event Synovus does not terminate this Agreement within five business days, Synovus shall no longer have the right to terminate this Agreement pursuant to this provision.

         (B) In the event of the termination and abandonment of this Agreement pursuant to Article VI(A) of this Agreement, this Agreement shall become void and have no effect, except as set forth in Paragraph (A) of Article VIII, and there shall be no liability on the part of any party hereto or their respective officers or directors; provided, however, that: (1) United shall be entitled to a cash payment from Synovus for United's reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by Synovus to satisfy any of its representations, warranties or covenants set forth herein; and (2) Synovus shall be entitled to a cash payment from United for Synovus' reasonable out-of-pocket expenses relating to the Merger and for reimbursement of the fair market value of services provided by internal counsel and due diligence team members in connection with the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by United to satisfy any of its representations, warranties or covenants set forth herein.

                               VII. EFFECTIVE DATE

         The "Effective Date" shall be the date on which the Merger becomes effective as specified in the Certificate of Merger to be filed with the Secretary of State of Georgia and the Department of State of Florida approving the Merger, which date shall be no earlier than January 1, 2003.

                               VIII. OTHER MATTERS

         (A) The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Date shall survive the Effective Date. Except for Paragraph (R) of Article III, and Paragraph (N) of Article IV which shall survive the Effective Date, no other representations, warranties, agreements and covenants shall survive the Effective Date. If the Plan shall be terminated, the agreements of the parties in Paragraph (G) of Article IV, Paragraph (B) of Article VI and Paragraphs (E) and (F) of this Article shall survive such termination.

         (B) Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefited by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.

         (C) This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.

         (D) The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Georgia, and the corporate laws of Florida with respect to the merger of United and corporate and shareholder actions taken by United's shareholders and/or Board of Directors in connection with this Plan.

         (E) Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants.

         (F) Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

         (G) All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing), by overnight courier or sent by registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

         If to Synovus, to Mr. Thomas J. Prescott, Executive Vice President and Chief Financial Officer of Synovus, Suite 301, 901 Front Avenue, Columbus, Georgia 31901 (Fax Number 706-649-2342), with a copy to Ms.
Kathleen Moates at the same address.

         If to United, to Mr. Neil W. Savage, President and Chief Executive Officer of United, 333 Third Avenue North, Suite 200, St. Petersburg, Florida 33701-3346 (Fax Number 727-821-3563, with a copy to Richard O. Jacobs, Holland & Knight, LLP, 200 Central Avenue, Suite 1600, St. Petersburg, Florida 33701).

         (H) All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

         (I) The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

         (J) This Plan may not be assigned by any party hereto without the written consent of the other parties.

         (K) Disclosure by United, and Synovus, as the case may be, in its Disclosure Schedule, to the extent such disclosure does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, shall constitute disclosure by such party for all purposes of that Disclosure Schedule, and this Agreement and Plan.

         In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

           SYNOVUS FINANCIAL CORP.

           By: /s/ Thomas J. Prescott

                   Title: Executive Vice President and Chief Financial Officer


                   Attest: Kathleen Moates

                   Title:   /s/ Assistant Secretary


           UNITED FINANCIAL HOLDINGS, INC.

           BY:    /s/ Neil W. Savage

                      Title:     President and Chief Executive Officer


                       Attest:    /s/  C. Peter Bardin

                       Title:    Senior Vice President and Chief
                                 Financial Officer